EXHIBIT 99.1

News from Xerox Holdings Corporation
Xerox Releases Third-Quarter Results
Operational progress toward 2026 profit and free cash flow improvement continues despite macroeconomic headwinds weighing on 2025 results; Lexmark synergy forecast raised to at least $300M

Financial Summary
Q3 2025
•Revenue of $1.96 billion, up 28.3 percent, or 27.0 percent in constant currency1. On a pro forma1 basis, revenue down 7.8 percent.
•GAAP net (loss) of $(760) million, or $(6.01) per share, narrowing the loss by $445 million or $3.70 per share, year-over-year, respectively.
•Adjusted1 net income of $27 million, or $0.20 per share, down $7 million or $0.05 per share, year-over-year, respectively.
•Adjusted1 operating margin of 3.3 percent, down 190 basis points year-over-year.
•Operating cash flow of $159 million, up $43 million year-over-year.
•Free cash flow1 of $131 million, up $24 million year-over-year.

NORWALK, Conn., Oct. 30, 2025 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2025 third-quarter results.

“While continued macro volatility and near-term uncertainties on government funding decisions weighed on transactional print this quarter, consistent page volume trends and strong IT Solutions momentum reinforce our confidence that Reinvention will deliver durable productivity and long‑term value. We are accelerating that work from a solid foundation established by the Lexmark acquisition and the expansion of our IT Solutions capabilities,” said Steve Bandrowczak, chief executive officer at Xerox. “The combined Xerox and Lexmark team is aligning go‑to‑market structure, blending complementary portfolios, and standardizing operating processes to deliver broader solutions and deeper value. Through this work, we’ve identified meaningful incremental value—with cost synergies now forecasted to be at least $300 million.”

Strategic Milestones
Q3 2025
•Lexmark Integration ahead of plan; synergy target increases by $50M to at least $300M
•IT Solutions pro forma bookings, billings, and revenue grew double digits
•Inside Sales > 30% ESR growth year-to-date
•Announced the launch of the IJP900, re-entering the Production mid-volume inkjet market
•Paid down $226 million of debt, net as of the Lexmark acquisition close on July 1, 2025

Third-Quarter Key Financial Results

(in millions, except per share data)	Q3 2025	Q3 2024	B/(W) YOY	Pro Forma[1] B/(W) YOY
Revenue	$1,961	$1,528	28.3% AC 27.0% CC1	(7.8)% AC
Gross Profit	$445	$495	$(50)
Gross Margin	22.7%	32.4%	(970) bps	(930) bps
RD&E %	3.8%	2.9%	(90) bps
SAG %	24.3%	24.2%	(10) bps
Pre-Tax Loss[2]	$(300)	$(1,087)	$787
Pre-Tax Loss Margin[2]	(15.3)%	(71.1)%	NM
Gross Profit - Adjusted[1]	$566	$495	$71
Gross Margin - Adjusted[1]	28.9%	32.4%	(350) bps	(380) bps
Operating Income - Adjusted[1]	$65	$80	$(15)
Operating Income Margin - Adjusted[1]	3.3%	5.2%	(190) bps	(370) bps
GAAP Diluted Loss per Share[2]	$(6.01)	$(9.71)	$3.70
Diluted Earnings Per Share - Adjusted[1]	$0.20	$0.25	$(0.05)

Third-Quarter Segment Results

(in millions)	Q3 2025	Q3 2024	B/(W) YOY	Pro Forma[1] B/(W) YOY
Revenue
Print and Other[3]	$1,739	$1,442	20.6%	(9.8)%
IT Solutions[3]	226	86	162.8%	12.4%
Intersegment Elimination[4]	(4)	—	NM	NM
Total Revenue	$1,961	$1,528	28.3%	(7.8)%
Profit
Print and Other[3]	$64	$103	(37.9)%	(62.6)%
IT Solutions[3]	18	—	NM	NM
Corporate Other[5]	(17)	(23)	(26.1)%	(34.6)%
Total Profit	$65	$80	(18.8)%	(56.4)%
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(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
(2)Third quarter 2025 pre-tax loss and Diluted Loss per Share includes an inventory-related purchase accounting adjustment, related to the recent acquisition of Lexmark, of $102 million or $85 million after-tax, respectively, or $0.67 per diluted share. In addition, third quarter 2025 includes a tax expense charge of $467 million, or $3.68 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. Third quarter 2024 pre-tax loss and Diluted Loss per Share include a pre-tax non-cash goodwill impairment charge of approximately $1.1 billion, and approximately $1.0 billion after-tax, respectively, or $8.16 per diluted share. In addition, the third quarter 2024 Diluted Loss per Share includes a tax expense charge of $161 million, or $1.29 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. The tax expense charges related to the establishment of valuation allowances in the third quarter 2025 and 2024, respectively, were excluded due to their unique nature and significant impacts which are not considered part of our core operations.
(3)First quarter 2025, the Company made a change to its reportable segments - Print and Other, and IT Solutions to align with a change in how the Chief Operating Decision Maker, our Chief Executive Officer, allocates resources and assesses performance against the Company’s key growth strategies. Prior to this change, the company had two reportable segments - Print and Other, and XFS. As a result of this change, prior period reportable segment results have been recast to reflect the Company’s current reportable segments. See APPENDIX II - Reportable Segments.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(5)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.

2025 Guidance
•Revenue: from 16-17% growth in constant currency1 to 13% growth in constant currency1
•Adjusted1 Operating Margin: from around 4.5% to around 3.5%
•Free cash flow1: from around $250 million to around $150 million

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 Gross Profit and Margin, which exclude the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals, as well as fixed asset and inventory-related purchase accounting adjustments related to the recent acquisition of Lexmark.
•Adjusted1 EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted1 operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax loss and margin.
•Constant currency (CC)1 revenue change, which excludes the effects of currency translation.
•Free cash flow1, which is operating cash flow less capital expenditures.
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(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statement
This presentation and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially. Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:
Greg Stein, Xerox, +1-203-598-9080, Greg.Stein@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2025	2024	2025	2024
Revenues
Sales	$993	$588	$2,215	$1,722
Services, maintenance, rentals and other(1)	968	940	2,779	2,886
Total Revenues	1,961	1,528	4,994	4,608
Costs and Expenses
Cost of sales	788	390	1,650	1,117
Cost of services, maintenance, rentals and other(1)	728	643	2,022	2,033
Research, development and engineering expenses	74	45	159	144
Selling, administrative and general expenses	477	370	1,223	1,160
Goodwill impairment	—	1,058	—	1,058
Restructuring and related costs, net	59	56	68	107
Amortization of intangible assets	30	10	50	30
Divestitures	—	—	(4)	51
Other expenses, net	105	43	253	120
Total Costs and Expenses	2,261	2,615	5,421	5,820
Loss before Income Taxes(2)	(300)	(1,087)	(427)	(1,212)
Income tax expense	460	118	529	88
Net Loss	(760)	(1,205)	(956)	(1,300)
Less: Preferred stock dividends, net	(4)	(4)	(11)	(11)
Net Loss attributable to Common Shareholders	$(764)	$(1,209)	$(967)	$(1,311)

Basic Loss per Share	$(6.01)	$(9.71)	$(7.67)	$(10.55)
Diluted Loss per Share	$(6.01)	$(9.71)	$(7.67)	$(10.55)
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(1)Services, maintenance, rentals and other revenues include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the three months ended September 30, 2025 and 2024, respectively, and $97 million and $118 million for the nine months ended September 30, 2025 and 2024, respectively. Cost of services, maintenance, rentals and other include the related cost of financing of $21 million and $26 million for the three months ended September 30, 2025 and 2024, respectively, and $66 million and $82 million for the nine months ended September 30, 2025 and 2024, respectively.
(2)Referred to as "Pre-tax loss" throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net Loss	$(760)	$(1,205)	$(956)	$(1,300)

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(42)	192	292	140
Unrealized (losses) gains, net	(2)	5	(8)	4
Changes in defined benefit plans, net	35	(24)	(42)	18
Other Comprehensive (Loss) Income, Net	(9)	173	242	162

Comprehensive Loss, Net	$(769)	$(1,032)	$(714)	$(1,138)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$479	$576
Accounts receivable (net of allowance of $75 and $69, respectively)	1,196	796
Billed portion of finance receivables (net of allowance of $3 and $2, respectively)	53	48
Finance receivables, net	553	608
Inventories	1,143	695
Other current assets	329	212
Total current assets	3,753	2,935
Finance receivables due after one year (net of allowance of $50 and $55, respectively)	950	1,089
Equipment on operating leases, net	300	245
Land, buildings and equipment, net	427	251
Intangible assets, net	954	236
Goodwill, net	2,182	1,937
Deferred tax assets	101	615
Other long-term assets	1,401	1,057
Total Assets	$10,068	$8,365
Liabilities and Equity
Short-term debt and current portion of long-term debt	$354	$585
Accounts payable	1,481	1,023
Accrued compensation and benefits costs	247	227
Accrued expenses and other current liabilities	1,317	784
Total current liabilities	3,399	2,619
Long-term debt	4,052	2,814
Pension and other benefit liabilities	1,150	1,088
Post-retirement medical benefits	168	154
Other long-term liabilities	705	386
Total Liabilities	9,474	7,061

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	128	124
Additional paid-in capital	1,171	1,137
Retained earnings	2,523	3,514
Accumulated other comprehensive loss	(3,457)	(3,699)
Xerox Holdings shareholders’ equity	365	1,076
Noncontrolling interests	5	4
Total Equity	370	1,080
Total Liabilities and Equity	$10,068	$8,365

Shares of Common Stock Issued and Outstanding	128,018	124,435

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Cash Flows from Operating Activities
Net Loss	$(760)	$(1,205)	$(956)	$(1,300)

Adjustments to reconcile Net loss to Net cash provided by operating activities
Depreciation and amortization	107	59	224	177
Provisions	19	13	67	92
Inventory-related purchase accounting adjustment - noncash	102	—	102	—
Net gain on sales of businesses and assets	(1)	(2)	(6)	(3)
Divestitures	—	—	(4)	51
Stock-based compensation	7	9	33	38
Goodwill impairment	—	1,058	—	1,058
Restructuring and asset impairment charges	59	46	69	80
Payments for restructurings	(8)	(11)	(41)	(58)
Non-service retirement-related costs	20	25	57	74
Contributions to retirement plans	(56)	(56)	(123)	(114)
Decrease (increase) in accounts receivable and billed portion of finance receivables	3	50	(41)	18
Decrease (increase) in inventories	37	12	(123)	(136)
Increase in equipment on operating leases	(36)	(28)	(88)	(78)
Decrease in finance receivables	126	97	338	496
(Increase) decrease in other current and long-term assets	(12)	2	4	16
(Decrease) increase in accounts payable	(21)	(55)	4	(143)
Increase (decrease) in accrued compensation	12	15	(39)	(78)
Increase (decrease) in other current and long-term liabilities	98	(31)	58	(83)
Net change in income tax assets and liabilities	444	108	479	44
Net change in derivative assets and liabilities	1	3	(1)	9
Other operating, net	18	7	46	—
Net cash provided by operating activities	159	116	59	160
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(28)	(9)	(67)	(27)
Proceeds from sales of businesses and assets	26	8	56	27
Acquisitions, net of cash acquired	(718)	—	(717)	—
Other investing, net	(5)	(6)	(9)	(26)
Net cash used in investing activities	(725)	(7)	(737)	(26)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	124	(42)	670	(7)
Purchases of capped calls	—	—	—	(23)
Dividends	(7)	(36)	(65)	(107)
Payments to acquire treasury stock, including fees	—	—	—	(3)
Other financing, net	1	4	(28)	(9)
Net cash provided by (used in) financing activities	118	(74)	577	(149)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	4	5	(12)
(Decrease) increase in cash, cash equivalents and restricted cash	(450)	39	(96)	(27)
Cash, cash equivalents and restricted cash at beginning of period	985	551	631	617
Cash, Cash Equivalents and Restricted Cash at End of Period	$535	$590	$535	$590

Third Quarter 2025 Overview
Third quarter results were impacted by macroeconomic challenges. We experienced continued disruption associated with tariff and government funding-related uncertainty, which primarily affected transactional Print equipment revenues, and to a lesser extent, supplies revenue. Throughout the quarter, we observed continued delays in purchasing decisions among clients, particularly those reliant on federal, state and local government funding. General economic uncertainty also resulted in delays in purchases among our commercial client base and distributors. However, page volume trends remain consistent, and branded supplies usage was in line with expectations, both of which indicate unchanged demand for printed pages. Actions undertaken through Reinvention, have provided Xerox with a flexible, simplified operating structure, allowing the company to more quickly adapt in an uncertain operating landscape.
Equipment sales of $383 million in the third quarter 2025 increased 13.0% in actual currency, or 12.1% in constant currency1, as compared to the third quarter 2024. Third quarter 2025 equipment sales included a 26.0-percentage point benefit from the recent acquisition of Lexmark. Total equipment installations increased approximately 55.0% including Lexmark, offset by legacy Xerox declines concentrated in the high-end and entry level equipment categories. Excluding Lexmark, equipment sales declined 13.0% in actual currency reflecting lower installations, including the exit of certain production print manufacturing operations in prior years. On a pro forma1 basis, third quarter 2025 revenue declined 16.4%, due to the impacts noted above, as well as backlog2 fluctuations and timing of certain enterprise deals and OEM orders within Lexmark. Lexmark's equipment sales can be more volatile on a quarter-to-quarter basis, as a higher percentage comes from large channel and OEM partners.
Post-sale revenue of approximately $1.6 billion increased 32.7% in actual currency, or 31.3% in constant currency1, as compared to third quarter 2024. Third quarter 2025 post-sale revenue included a 30.2-percentage point benefit and a 10.3-percentage point benefit from the acquisitions of Lexmark and ITsavvy, respectively. Excluding these acquisitions, post sale revenue declined 7.8-percentage points in actual currency reflecting lower managed print services3 revenue, driven by lower outsourcing and print services, and lower supplies revenue. Post sale revenue was also adversely affected by intentional reductions in non-strategic revenue, such as paper and financing revenue, and the effects of geographic and offering simplification. These impacts were partially offset by growth of the legacy Xerox IT Solutions business and the benefits of currency. On a pro forma1 basis, third quarter 2025 revenue decreased 5.5%, due to the impacts noted above, and timing of certain enterprise deals within Lexmark.
Pre-tax loss of $300 million for the third quarter 2025 decreased by $787 million as compared to pre-tax loss of $1,087 million in the third quarter 2024. Pre-tax loss margin decreased 55.8% for the third quarter 2025 as compared to the third quarter 2024 and included a 1.6-percentage point benefit and a 3.0-percentage point adverse impact from the recent acquisitions of ITsavvy and Lexmark, respectively. The improvement in the third quarter 2025 is primarily due to the pre-tax non-cash goodwill impairment charge of $1.1 billion in the third quarter 2024, and benefits associated with Reinvention-related cost and productivity actions and recent pricing initiatives. These benefits were partially offset by lower gross profit, including the adverse impact related to our recent acquisition of Lexmark, unfavorable revenue mix, product cost increases and incremental tariff-related costs, as well as higher Other expenses, net, which included higher non-financing interest expense related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes. In addition, selling, general and administrative expenses increased due to these recent acquisitions. On a pro forma1 basis third quarter 2025 pre-tax loss decreased by $821 million as compared to pre-tax loss of $1,087 million in the third quarter 2024, due to the impacts noted above.
Adjusted1 operating income of $65 million decreased by $15 million as compared to third quarter 2024 primarily due to lower gross profit, which includes higher product costs and incremental tariff-related costs, as well as unfavorable revenue mix driven by lower outsourcing revenue. These impacts were partially offset by benefits from the recent acquisitions of Lexmark and ITsavvy, productivity and cost savings related to the Company's Reinvention, as well as recent price increases which help mitigate higher tariff and product-related costs. On a pro forma1 basis third quarter 2025 adjusted1 operating decreased $80 million, due primarily to the impacts noted above.
Xerox's 2025 guidance includes six months of activity associated with the recent Lexmark acquisition, which was effective July 1, 2025. We expect Revenue to grow 13% in constant currency1, adjusted1 operating income margin of approximately 3.5%, and free cash flow1 of approximately $150 million in 2025. Adjusted1 operating income guidance reflects $100 million to $110 million of Lexmark-related contribution and approximately $35 million of incremental tariff-related costs, net of mitigation efforts.
Lexmark Acquisition
On July 1, 2025, Xerox Corporation completed its previously announced acquisition of all of the issued and outstanding equity securities of Lexmark International II, LLC (Lexmark) from Ninestar Group Company Limited (the Seller), for approximately $1.5 billion, which is inclusive of net debt and other assumed liabilities. Total consideration transferred included cash of approximately $811 million, as well as the assumption of Lexmark's debt of $323 million.

We continue to expect over $1/share of accretion associated with the Lexmark transaction, despite a slightly higher than expected cost of funding. Based on U.S. tariffs currently proposed, we expect no material impact from tariffs on Lexmark’s results. Lexmark has a large manufacturing facility in Juarez, Mexico that can support all expected imports of branded product into the U.S. market on a USMCA compliant basis.
Reportable Segment Change
Beginning in the first quarter of 2025, the Company made a change to its reportable segments - Print and Other, and IT Solutions to align with a change in how the Chief Operating Decision Maker, our Chief Executive Officer, allocates resources and assesses performance against the Company’s key growth strategies. Prior to this change, the company had two reportable segments - Print and Other, and XFS. As a result of this change, prior period reportable segment results have been conformed to reflect the Company’s current reportable segments. See APPENDIX II - Reportable Segments.
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(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware.
(3)Previously known as contractual print services, and includes revenues from service, maintenance and rentals. IT solutions and digital services are not included in managed print services.

Financial Review
Revenues

	Three Months Ended September 30,					% of Total Revenue
(in millions)	2025	2024	% Change	CC % Change	Pro Forma(1) % Change	2025	2024
Equipment sales	$383	$339	13.0%	12.1%	(16.4)%	20%	22%
Post sale revenue	1,578	1,189	32.7%	31.3%	(5.5)%	80%	78%
Total Revenue	$1,961	$1,528	28.3%	27.0%	(7.8)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Loss:
Sales	$993	$588	68.9%	67.9%	(8.6)%
Less: IT Products(2)	(165)	(55)	200.0%	197.6%	10.7%
Less: Supplies, paper and other sales	(445)	(194)	129.4%	129.7%	(7.1)%
Equipment Sales	$383	$339	13.0%	12.1%	(16.4)%

Services, maintenance, rentals and other(3),(4)	$968	$940	3.0%	1.5%	(7.1)%
Add: IT Products(2)	165	55	200.0%	197.6%	10.7%
Add: Supplies, paper and other sales	445	194	129.4%	129.7%	(7.1)%
Post Sale Revenue	$1,578	$1,189	32.7%	31.3%	(5.5)%

Segments
Print and Other	$1,739	$1,442	20.6%	19.0%	(9.8)%	89%	94%
IT Solutions	226	86	162.8%	161.3%	12.4%	11%	6%
Intersegment elimination (5)	(4)	—	NM	NM	NM	—%	—%
Total Revenue(6)	$1,961	$1,528	28.3%	27.0%	(7.8)%	100%	100%
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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024. Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)IT Products reflect IT hardware, software solutions and services, provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions, for further information.
(3)Services, maintenance, rentals and other revenues include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the third quarter 2025 and 2024, respectively.
(4)Services, maintenance, rentals and other revenue include IT services support of $57 million and $31 million for the third quarter 2025 and 2024, respectively, provided by our IT Solutions segment.
(5)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(6)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2025	2024	B/(W)		Pro Forma(1)(2) B/(W)
Gross Profit	$445	$495	$(50)		$(236)
RD&E	74	45	(29)		3
SAG	477	370	(107)		(7)

Equipment Gross Margin	26.1%	28.5%	(2.4)	pts.	11.6	pts.
Post sale Gross Margin	21.8%	33.5%	(11.7)	pts.	(8.0)	pts.
Total Gross Margin	22.7%	32.4%	(9.7)	pts.	(9.3)	pts.
RD&E as a % of Revenue	3.8%	2.9%	(0.9)	pts.	(0.2)	pts.
SAG as a % of Revenue	24.3%	24.2%	(0.1)	pts.	(2.2)	pts.

Pre-tax Loss	$(300)	$(1,087)	$787		$821
Pre-tax Loss Margin	(15.3)%	(71.1)%	55.8	pts.	37.4	pts.

Adjusted(1) Operating Income	$65	$80	$(15)		$(80)
Adjusted(1) Operating Income Margin	3.3%	5.2%	(1.9)	pts.	(3.5)	pts.
_____________
(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2025	2024
Non-financing interest expense	$80	$31
Interest income	(3)	(3)
Non-service retirement-related costs	20	25
Currency losses, net	5	2
Transaction and related costs, net	—	(15)
All other expenses, net	3	3
Other expenses, net	$105	$43
_____________
(1)Third quarter 2025 non-financing interest expense of $80 million was $49 million higher than third quarter 2024. The increase reflects recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes.

Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments – Print and Other and IT Solutions.
Segment Review

	Three Months Ended September 30,
(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
2025
Revenues	$1,739	$226	$1,965	$(4)	$—	$1,961
% of Total Revenue	88%	12%	100%
Segment Profit	$64	$18	$82	—	$(17)	$65
Segment Margin(3)	3.7%	8.1%				3.3%

2024
Revenues	$1,442	$86	$1,528	$—	$—	$1,528
% of Total Revenue	94%	6%	100%
Segment Profit	$103	$—	$103	—	$(23)	$80
Segment Margin(3)	7.1%	—%				5.2%

2024 Pro Forma(4)
Revenues	$1,927	$201	$2,128	$—	$—	$2,128
% of Total Revenue	91%	9%	100%
Segment Profit	$167	$4	$171	—	$(26)	$145
Segment Margin(3)	8.7%	2.0%			NM	6.8%
_____________
(1)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue. IT Solutions segment margin is net of Intersegment Elimination.
(4)Reflects the inclusion of Lexmark and ITsavvy results from July 1, 2024 through September 30, 2024. Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Print and Other
The Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment), which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products.

Revenue

	Three Months Ended September 30,
	As Reported
(in millions)	2025	2024	% Change	Pro Forma(2) % Change
Equipment sales	$383	$339	13.0%	(16.4)%
Post sale revenue (1)	1,356	1,103	22.9%	(7.7)%
Total Print and Other Revenue	$1,739	$1,442	20.6%	(9.8)%
_____________
(1)Post sale revenue includes financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the third quarter 2025 and 2024, respectively.
(2)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024. Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Detail by product group is shown below.

	Three Months Ended September 30,					% of Equipment Sales
	As Reported				Pro Forma(1)	As Reported		Pro Forma(1)
(in millions)	2025	2024	% Change	CC % Change	% Change	2025	2024	2024
Entry	$119	$53	124.5%	122.8%	(23.7)%	31%	16%	34%
Mid-range	222	224	(0.9)%	(2.0)%	(7.5)%	58%	66%	52%
High-end	39	57	(31.6)%	(33.6)%	(31.6)%	10%	17%	13%
Other	3	5	(40.0)%	(40.0)%	(40.0)%	1%	1%	1%
Equipment Sales (2)	$383	$339	13.0%	12.1%	(16.4)%	100%	100%	100%
_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024. Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Refer to Appendix II, Reportable Segments, for definitions.

IT Solutions
The IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and managed services. It is comprised of our recent acquisition of ITsavvy, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.

Revenue

	Three Months Ended September 30,
	As Reported
(in millions)	2025	2024	% Change	Pro Forma(1) % Change
IT Products(2)	$165	$55	200.0%	10.7%
IT Services(3)	57	31	83.9%	9.6%
Intersegment revenue (4)	4	—	NM	NM
Total IT Solutions	$226	$86	162.8%	12.4%
__________
(1)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024. Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

(2)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(3)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

2025 Pro Forma Segment Review
The following are our 2025 segment results on a pro forma1 basis reflecting the recent acquisition of Lexmark. Pro forma1 segment results for the third quarter 2025 are not applicable as Lexmark's results are included in our reported results as of July 1, 2025, the effective date of the acquisition.

(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(2)	Corporate Other(3)	Total
Q1 2025
Revenues	$1,747	$164	$1,911	$(1)	$—	$1,910
Segment Profit	70	5	75	—	(28)	47
Segment Margin(4)	4.0%	3.1%				2.5%

Q2 2025
Revenues	$1,854	$213	$2,067	$(3)	$—	$2,064
Segment Profit	99	10	109	—	(19)	90
Segment Margin(4)	5.3%	4.8%				4.4%

2025
Revenues	$3,601	$377	$3,978	$(4)	$—	$3,974
Segment Profit	169	15	184	—	(47)	137
Segment Margin(4)	4.7%	4.0%				3.4%
_____________
(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure. IT Solutions segment results, which include the recent acquisition of ITsavvy, reflect previously reported Q1 2025 and Q2 2025 results as the effective date of the ITsavvy acquisition was November 20, 2024.
(2)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(3)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(4)Segment margin is based on total revenue.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.

Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the third quarter 2025 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and similar types of professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we exclude these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Goodwill impairment charge
•Inventory-related impact - exit of certain Production Print manufacturing operations
•Reinvention-related costs
•Lexmark - settlement of pre-existing employment agreements
•Lexmark - inventory-related purchase accounting adjustment
•Lexmark - fixed asset-related purchase accounting adjustment
•PARC donation - income tax
•Deferred tax asset valuation allowance
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance, rentals and other, as well as fixed asset and inventory-related purchase accounting adjustments related to the recent acquisition of Lexmark.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions and pay dividends.

Adjusted Net Income and EPS reconciliation

	Three Months Ended September 30,
	2025		2024
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
Reported(1)	$(760)	$(6.01)	$(1,205)	$(9.71)
Adjustments:
Goodwill Impairment	—		1,058
Inventory-related impact - exit of certain production print manufacturing operations	3		—
Restructuring and related costs, net	59		56
Amortization of intangible assets	30		10
Non-service retirement-related costs	20		25
Reinvention-related costs	3		—
Transaction and related costs, net	23		(15)
Lexmark - settlement of pre-existing employment agreements	24		—
Lexmark - inventory-related purchase accounting adjustment(2)	102		—
Lexmark - fixed asset-related purchase accounting adjustment	16		—
Goodwill Impairment Income Tax	—		(43)
PARC Donation Income Tax	11		—
Deferred tax asset valuation allowance(3)	467		161
Income tax on adjustments(3)	29		(13)
Adjusted	$27	$0.20	$34	$0.25

Dividends on preferred stock used in adjusted EPS calculation(4)		$4		$4
Weighted average shares for adjusted EPS(4)		129		126
Fully diluted shares at end of period(5)		130
_____________
(1)Third quarter 2025 Net Loss and Diluted Loss per Share include an inventory-related purchase accounting adjustment, related to the recent acquisition of Lexmark, of $85 million ($102 million pre-tax) or $0.67 per diluted share. In addition, third quarter 2025 includes a tax expense charge of $467 million, or $3.68 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. Third quarter 2024 Net Loss and Diluted Loss per Share include an approximately $1.0 billion after-tax (approximately $1.1 billion pre-tax) non-cash goodwill impairment charge, or $8.16 per diluted share. In addition, the third quarter 2024 Diluted Loss per share includes a tax expense charge of $161 million, or $1.29 per diluted share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. The tax expense charges related to the establishment of valuation allowances in the third quarter 2025 and 2024, respectively, were excluded due to their unique nature and significant impacts which are not considered part of our core operations.
(2)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.
(3)Refer to Adjusted Effective Tax Rate reconciliation.
(4)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(5)Reflects common shares outstanding at September 30, 2025, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the third quarter 2025. Excludes potentially dilutive common shares associated with our Series A convertible preferred stock, as well shares granted under stock-based compensation programs, all of which were anti-dilutive for the third quarter 2025.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended September 30,
	2025			2024
(in millions)	Pre-Tax Loss	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(300)	$460	(153.3)%	$(1,087)	$118	(10.9)%
Goodwill impairment	—	—		1,058	43
Income tax on PARC donation(2)	—	(11)		—	—
Deferred tax asset valuation allowance(2)	—	(467)		—	(161)
Non-GAAP adjustments(2)	280	(29)		76	13
Adjusted(3)	$(20)	$(47)	235.0%	$47	$13	27.7%
___________
(1)Pre-tax loss and income tax expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.

(3)The tax impact on Adjusted Pre-Tax Loss is calculated under the same accounting principles applied to the Reported Pre-Tax Loss under ASC 740, which employs an annual effective tax rate method to the results.
Adjusted Operating Income and Margin reconciliation

	Three Months Ended September 30,
	2025			2024
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(760)	$1,961		$(1,205)	$1,528
Income tax expense	460			118
Pre-tax loss	$(300)	$1,961	(15.3)%	$(1,087)	$1,528	(71.1)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	3			—
Lexmark - inventory-related purchase accounting adjustment(2)	102			—
Lexmark - fixed asset-related purchase accounting adjustment	16			—
Lexmark - settlement of pre-existing employment agreements	24			—
Goodwill impairment	—			1,058
Reinvention-related costs	3			—
Restructuring and related costs, net	59			56
Amortization of intangible assets	30			10
Transaction and related costs, net	23			—
Other expenses, net (3),(4)	105			43
Adjusted	$65	$1,961	3.3%	$80	$1,528	5.2%
_____________
(1)Net Loss and Revenues.
(2)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.
(3)Includes non-service retirement-related costs.
(4)Third quarter 2025 includes $80 million of non-financing interest expense, as compared to $31 million for the third quarter 2024, related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes.
Adjusted Gross Profit and Margin

	Three Months Ended September 30,
(in millions)	2025		2024
Revenue(1)	$1,961		$1,528
Cost of revenue (1)	(1,516)		(1,033)
Gross Profit and Margin	445	22.7%	495	32.4%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	3		—
Lexmark - inventory-related purchase accounting adjustment(2)	102		—
Lexmark - fixed asset-related purchase accounting adjustment	16		—
Adjusted Gross Profit and Margin	$566	28.9%	$495	32.4%
_____________
(1)Total Revenues and cost of revenues
(2)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.

Free Cash Flow reconciliation

	Three Months Ended September 30,
(in millions)	2025	2024
Reported(1)	$159	$116
Capital expenditures	(28)	(9)
Free Cash Flow	$131	$107
_____________
(1)Net cash provided by operating activities.
GUIDANCE
Adjusted Operating Income and Margin

	FY 2025
(in millions)	Profit	Revenue (CC)(2)	Margin
Estimated(1)	~ $(490)	~ $7,040	~ (7.0)%
Adjustments:
Restructuring and related costs, net	80
Amortization of intangible assets	80
Lexmark acquisition-related costs(3)	118
Other expenses, net(4)	457
Adjusted (5)	~ $245	~ $7,040	~ 3.5%
_____________
(1)Pre-tax loss and Revenue
(2)Full-year revenue growth is estimated at 13% in constant currency. See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(3)Reflects inventory and fixed asset-related purchase accounting adjustments related to the recent acquisition of Lexmark. The inventory adjustment of $102 million reflects costs associated with a net inventory write up.
(4)Other expenses, net includes approximately $230 million of non-financing interest expense, net. The approximate $125 million increase as compared to full-year 2024 reflects recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes. Also included in Other expenses, net is approximately $30 million related to Lexmark Commitment fee expense and escrow interest expense.
(5)Adjusted pre-tax income reflects the adjusted operating income margin guidance of ~ 3.5%.

Free Cash Flow

(in millions)	FY 2025
Operating Cash Flow (1)	~$245
Capital expenditures	(95)
Free Cash Flow	~$150
_____________
(1)Net cash provided by operating activities.

Pro Forma Basis
To better understand the trends in our business, we discuss our 2025 operating results by comparing them against 2024 pro forma results, which include estimated results for both Lexmark and ITsavvy for the comparable period presented. ITsavvy is included in our 2025 reported results as the effective date of acquisition was November 20, 2024. Lexmark is included in our 2025 results as of July 1, 2025, the effective date of acquisition. Accordingly, we have included ITsavvy and Lexmark's 2024 pro forma results for comparable periods presented. We refer to comparisons against these adjusted 2024 results as “pro-forma” basis comparisons. ITsavvy and Lexmark's 2024 historical results have been adjusted to reflect fair value adjustments related to inventory, real and personal property (equipment and computer hardware and software), right of use assets and liabilities, and intangible assets. In addition, adjustments were made to conform both ITsavvy and Lexmark's accounting policies to those of Xerox, including accrued rebates, inventory and other material non-recurring costs associated with the acquisitions.We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of these acquisitions. We believe the pro forma basis comparisons allow investors to have a better understanding and additional perspective of the expected trends in our business as well as the impact of these acquisitions on the Company’s operations.
Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:
Certain pro forma monetary amounts, percentages, and other financial figures included in the Company’s third quarter 2025 earnings materials, including the prepared remarks, investor presentation, and press release have been subject to rounding adjustments. Accordingly, minor differences may exist among such materials. These variances, which result solely from rounding, are not considered material.

Revenues and Key Financial Ratios

	Three Months Ended September 30,
(in millions)	As Reported		Pro Forma(4)	Change B/(W)	Pro Forma(4) Change B/(W)
	2025	2024	2024
Revenues
Equipment sales	$383	$339	$458	13.0%	(16.4)%
Post sale revenue	1,578	1,189	1,670	32.7%	(5.5)%
Total Revenues	$1,961	$1,528	$2,128	28.3%	(7.8)%

Sales	$993	$588	$1,086	68.9%	(8.6)%
Less: IT Products(1)	(165)	(55)	(149)	200.0%	10.7%
Less: Supplies, paper and other sales	(445)	(194)	(479)	129.4%	(7.1)%
Equipment Sales	$383	$339	$458	13.0%	(16.4)%

Services, maintenance, rentals and other(2),(3)	$968	$940	$1,042	3.0%	(7.1)%
Add: IT Products(1)	165	55	149	200.0%	10.7%
Add: Supplies, paper and other sales	445	194	479	129.4%	(7.1)%
Post Sale Revenue	$1,578	$1,189	$1,670	32.7%	(5.5)%

Segments
Print and Other	$1,739	$1,442	$1,927	20.6%	(9.8)%
IT Solutions	226	86	201	162.8%	12.4%
Intersegment elimination (5)	(4)	—	—	NM	NM
Total Revenue	$1,961	$1,528	$2,128	28.3%	(7.8)%

Total Gross Profit	$445	$495	$681	$(50)	$(236)

Gross Margin
Equipment	26.1%	28.5%	14.5%	(2.4)	11.6
Post sale	21.8%	33.5%	29.8%	(11.7)	(8.0)
Total Gross Margin	22.7%	32.4%	32.0%	(9.7)	(9.3)

RD&E	$74	$45	$77	$(29)	$3
RD&E as a % of Revenue	3.8%	2.9%	3.6%	(0.9)	(0.2)

SAG	477	370	$470	$(107)	$(7)
SAG as a % of Revenue	24.3%	24.2%	22.1%	(0.1)	(2.2)
__________
(1)IT Products reflect IT hardware, software solutions and services, provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions for further information.
(2)Services, maintenance, rentals and other revenue include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the third quarter 2025 and 2024, respectively.
(3)Services, maintenance, rentals and other revenue include IT services support of $57 million and $31 million for the third quarter 2025 and 2024, respectively, provided by our IT Solutions segment.
(4)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024.
(5)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended September 30,
	As Reported		Pro Forma(2)
	2025	2024	2024	Change		Pro Forma(2) Change
(in millions)	(Loss) Profit	(Loss) Profit	(Loss) Profit
Reported(1)	$(760)	$(1,205)	$(1,255)	$445		$495
Income tax expense	460	118	134	342		326
Pre-tax loss	$(300)	$(1,087)	$(1,121)	$787		$821
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	3	—	—	3		3
Lexmark - inventory-related purchase accounting adjustment(3)	102	—	—	102		102
Lexmark - fixed asset-related purchase accounting adjustment	16	—	10	16		6
Lexmark - settlement of pre-existing employment agreements	24	—	—	24		24
Goodwill impairment	—	1,058	1,058	(1,058)		(1,058)
Reinvention-related costs	3	—	—	3		3
Restructuring and related costs, net	59	56	55	3		4
Amortization of intangible assets	30	10	34	20		(4)
Transaction and related costs, net	23	—	—	23		23
Other expenses, net (4),(5)	105	43	109	62		(4)
Adjusted	$65	$80	$145	$(15)		$(80)

Revenue	1,961	1,528	$2,128	$433		$(167)
Pre-tax Loss Margin	(15.3)%	(71.1)%	(52.7)%	55.8	pts.	37.4	pts.
Adjusted Operating Income Margin	3.3%	5.2%	6.8%	(1.9)	pts.	(3.5)	pts.
_____________
(1)Net Loss
(2)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024.
(3)Reflects a purchase accounting adjustment related to the recent acquisition of Lexmark, for cost associated with a net inventory write up.
(4)Includes non-service retirement-related costs.
(5)Third quarter 2025 includes $80 million of non-financing interest expense, as compared to $31 million for the third quarter 2024, related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes.

Print and Other Revenue

	Three Months Ended September 30,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change
(in millions)	2025	2024	2024
Equipment sales	$383	$339	$458	13.0%	(16.4)%
Post sale revenue (2)	1,356	1,103	1,469	22.9%	(7.7)%
Total Print and Other Revenue	$1,739	$1,442	$1,927	20.6%	(9.8)%
_____________
(1)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024.
(2)Post sale revenue includes financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the third quarter 2025 and 2024, respectively.

Detail by product group is shown below.

	Three Months Ended September 30,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change	Pro Forma(1) % of Equipment Sales
(in millions)	2025	2024	2024
Entry	$119	$53	$156	124.5%	(23.7)%	34%
Mid-range	222	224	240	(0.9)%	(7.5)%	52%
High-end	39	57	57	(31.6)%	(31.6)%	13%
Other	3	5	5	(40.0)%	(40.0)%	1%
Equipment Sales (2)	$383	$339	$458	13.0%	(16.4)%	100%
_____________
(1)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024. Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Refer to Appendix II, Reportable Segments, for definitions.

IT Solutions Revenue

	Three Months Ended September 30,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change
(in millions)	2025	2024	2024
IT Products(2)	$165	$55	$149	200.0%	10.7%
IT Services(3)	57	31	52	83.9%	9.6%
Intersegment revenue (4)	4	—	—	NM	NM
Total IT Solutions	$226	$86	$201	162.8%	12.4%
_____________
(1)Reflects the inclusion of Lexmark and ITsavvy estimated results from July 1, 2024 through September 30, 2024.
(2)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(3)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

APPENDIX I
Xerox Holdings Corporation
Loss per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Basic Loss per Share:
Net Loss	$(760)	$(1,205)	$(956)	$(1,300)
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net loss available to common shareholders	$(764)	$(1,209)	$(967)	$(1,311)
Weighted average common shares outstanding	126,918	124,344	126,003	124,149

Basic Loss per Share	$(6.01)	$(9.71)	$(7.67)	$(10.55)

Diluted Loss per Share:
Net Loss	$(760)	$(1,205)	$(956)	$(1,300)
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net loss available to common shareholders	$(764)	$(1,209)	$(967)	$(1,311)
Weighted average common shares outstanding	126,918	124,344	126,003	124,149
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	—	—	—
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	126,918	124,344	126,003	124,149

Diluted Loss per Share	$(6.01)	$(9.71)	$(7.67)	$(10.55)

The following securities were not included in the computation of diluted loss per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	132	155	132	155
Restricted stock and performance shares	14,992	7,973	14,992	7,973
Convertible preferred stock	6,742	6,742	6,742	6,742
Convertible notes	19,196	19,196	19,196	19,196
Total Anti-Dilutive Securities	41,062	34,066	41,062	34,066

Dividends per Common Share	$0.025	$0.25	$0.175	$0.75

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. During the first quarter of 2025, the Company updated its determination of reportable segments to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, it was determined that there are two reportable segments - Print and Other, and IT Solutions. Prior to this change, the company had determined that there were two reportable segments - Print and Other, and Xerox Financial Solutions (XFS). As a result of this change, prior period reportable segment results have been conformed to reflect the Company’s current reportable segments. Refer to Reportable Segments - Segment Review, for additional information related to these two segments.
During 2024, the Company acquired ITsavvy Acquisition Company, Inc. (ITsavvy), a technology infrastructure solutions provider. As a result of this acquisition, during the first quarter of 2025, we reassessed our operating and reportable segments and determined that, based on the information provided to our CODM, as well as the CEO's management and assessment of the Company's operations, we had two operating and reportable segments - Print and Other, and IT Solutions. We also determined that there were no other businesses that met the requirements to be considered separate operating segments, including our former operating/reporting segment, XFS, whose results are now included in the Print and Other operating/reporting segment.
Our Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes our recent acquisition of Lexmark. In addition, the segment includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment), which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers.
Our IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and other managed IT services. It is comprised of our recent acquisition of ITsavvy, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.